Samaritan Therapeutics Signs Research Collaboration & Licensing Agreement with The Research Institute of McGill University Health Centre

Collaboration to Advance Pipeline into Clinical Trials and Develop New Innovative Drugs

LAS VEGAS, July 25, 2007 (PRIMENEWSWIRE) — Samaritan Pharmaceuticals Inc. (AMEX:LIV - News), a developer of innovative drugs, and Samaritan Therapeutics, Canada, is pleased to announce it has signed a Research Collaboration and Licensing Agreement with The Research Institute of McGill University Health Centre (RI-MUHC) in Montreal, Canada, to advance its promising pipeline into clinical trial status and develop new innovative drug candidates.

During the initial phase of the agreement, RI-MUHC will continue the previous studies led by Dr. Vassilios Papadopoulos, at Georgetown University, who is now the Director of The Research Institute at McGill University Health Centre. Under the Samaritan agreement, RI-MUHC will continue to develop the drug pipeline which was originally developed in the Georgetown University/Samaritan collaboration, and in addition, take potential new drug candidates through the discovery process. Once drug candidates, derived from the collaborative research, are clinically-validated and deemed to hold promise, Samaritan Therapeutics will continue to develop the drug candidate in Canada, while Samaritan Pharmaceuticals, will focus on the drug candidate’s process through regulatory agencies and its commercialization.

Dr. Janet Greeson, CEO of Samaritan Pharmaceuticals stated, “McGill University Health Centre is extremely impressive. We look forward to continuing our relationship with Dr. Papadopoulos, Dr. Lecanu and the rest of the scientists that have transferred to McGill. As patents expire and industry innovation declines, we feel this strategic alliance will help us to keep our pipeline fresh and stay ahead of the curve, in addition to the financial benefits we hope to receive by accomplishing research in Canada.”

About McGill University Health Centre:
The McGill University Health Centre (MUHC), located in Montreal, Quebec, is one of the most comprehensive university health centers in North America. The MUHC represents five teaching hospitals affiliated with the Faculty of Medicine of McGill University: The Montreal Children’s, Montreal General, Royal Victoria, and Montreal Neurological hospitals, as well as, the Montreal Chest Institute. The Research Institute of the MUHC is an internationally recognized biomedical and healthcare hospital research centre. The Institute supports over 500 researchers as well as 1,000 graduate and postdoctoral students. It operates more than 300 laboratories devoted to a broad spectrum of fundamental and clinical research and it produces over 1,400 publications per year.

About Samaritan Therapeutics, Montreal, Canada:
Samaritan Therapeutics, Inc. is a Canadian company based in Montreal, Canada, that performs its scientific research and development in Canada. Samaritan Therapeutics has a research and development collaboration with “The Research Institute of McGill University Health Center” to develop new and improved innovative drugs to relieve the suffering of patients with Alzheimer’s, Cancer, Heart disease, and Infectious disease.

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’
Samaritan Pharmaceuticals is a life science company focused on commercializing innovative drugs to relieve the suffering of patients with Alzheimer’s, Cancer, Heart disease, and Infectious disease. Samaritan’s business strategy is to partner its later stage drugs after Phase II (proof of concept) human studies and has executed its first partnership for its PII, HIV drug SP-01A, with Pharmaplaz, Ireland. The FDA has authorized an investigational new drug (IND) # and a Phase I for its Alzheimer’s drug Caprospinol and Samaritan has several other drugs it is advancing to enter (IND) status. In addition, Samaritan’s sales arm has acquired the marketing and sales rights to sell ten revenue-generating products in Greece and various Eastern European countries.

Website, http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news and events.

Disclaimer
The company disclaims any information that is created by an outside party and endorses only information that is communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com

Source: Samaritan Pharmaceuticals, Inc.